Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-159031, No. 333-149932 and No. 333-143094) of Synchronoss Technologies, Inc. of our report dated April 7, 2009, relating to the consolidated financial statements of Osaühing FusionOne Eesti, which appears in this Form 8-K/A of Synchronoss Technologies, Inc.

/s/ Jelena Ivanova
Jelena Ivanova
Authorised Public Accountant

Tallinn
January 6, 2012